Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 18, 2008,

BY AND AMONG

MACROCHEM CORPORATION,

VRM ACQUISITION, LLC,

VIRIUM HOLDINGS, INC.

AND

VIRIUM PHARMACEUTICALS INC.

i

ARTICLE VI	TERMINATION, AMENDMENT, AND WAIVER	35

6.01	Termination	35
6.02	Effect of Termination	35
6.03	Amendment	35
6.04	Extension; Waiver	35
6.05	Procedure for Termination, Amendment, Extension or Waiver	35

ARTICLE VII	GENERAL PROVISIONS	36

7.01	Nonsurvival of Representations and Warranties	36
7.02	Notices	36
7.03	Definitions	37
7.04	Interpretation	43
7.05	Counterparts	43
7.06	Entire Agreement; No Third-Party Beneficiaries	44
7.07	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	44
7.08	Assignment	44
7.09	Remedies	44

ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 18, 2008, by and among MacroChem Corporation, a Delaware corporation (“Parent”), VRM Acquisition, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Virium Holdings, Inc., a Delaware corporation (“Holdings”) and Virium Pharmaceuticals Inc., a New York corporation and a direct wholly-owned subsidiary of Holdings (the “Company”).  Certain capitalized terms used herein are defined in Section 7.03.

WHEREAS, each of the respective Boards of Directors of Parent (upon the recommendation of the Special Committee), Holdings and the Company has (i) determined it advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein;

WHEREAS, the sole member of Merger Sub has (i) determined it advisable and in the best interests of Merger Sub that Parent acquire the Company upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein;

WHEREAS, the acquisition of the Company shall be effected through the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and the New York Business Corporation Law (the “NYBCL”), as a result of which the Company shall become a wholly-owned Subsidiary of Parent;

WHEREAS, Parent, Merger Sub, Holdings and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub, Holdings and the Company agree as follows:

ARTICLE I.

THE MERGER

1.01         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and NYBCL, Merger Sub shall be merged with and into the Company at the Effective Time.  Upon the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned Subsidiary of Parent organized under the laws of New York (the “Surviving Corporation”).

1.02         Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.01, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the date hereof (the “Closing Date”), at the offices of Ropes & Gray LLP, unless another date, time or place is agreed to by the parties hereto.

1.03         Effective Time.  Upon the Closing, the parties shall (i) file with the Secretary of State of the State of New York a certificate of merger (the “New York Certificate of Merger”) in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the NYBCL and (ii) file with the Secretary of State of the State of Delaware a certificate of merger (the “Delaware Certificate of Merger”) in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DLLCA and shall, in each case, make all other filings or recordings required thereby.  The Merger shall become effective at such time as the New York Certificate of Merger is duly filed with the Secretary of State of the State of New York, or at such other time as is permissible in accordance with the NYBCL and as Merger Sub and the Company shall agree should be specified in the Delaware Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.04         Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the NYBCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.05         Certificate of Incorporation; By-Laws; Purposes.

(a)           At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

(b)           At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.06         Directors.  From and after the Effective Time, the directors of the Surviving Corporation shall be Robert Deluccia and David Luci, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07         Officers.  From and after the Effective Time, the officers of the Surviving Corporation shall be Robert Deluccia and David Luci, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP UNITS OF THE CONSTITUENT COMPANIES

2.01         Effect on Capital Stock and Membership Units.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Company Common Stock or any membership interests of Merger Sub:

(a)           Membership Units of Merger Sub.  Each membership unit of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, par value $0.001 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Company Stock.  Each share of Company Common Stock that is owned by the Company, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)           Conversion of Company Common Stock.

(i)            Each issued and outstanding share of Company Common Stock (excluding shares cancelled pursuant to Section 2.01(b)) shall be converted into the right to receive a number of shares of Parent Common Stock equal to:  (x) the total number of issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time, divided by (y) the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time, such quotient to be carried out to eight decimal places (the “Common Stock Exchange Ratio”);

(ii)           The total number of shares of Parent Common Stock issuable in exchange for the Company Common Stock shall be referred to herein collectively as the “Merger Consideration.”  Except as set forth in this Article II, no other amounts shall be payable with respect to such Company Common Stock.

(d)           Cancellation and Retirement of Company Common Stock.  As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (collectively, the “Certificates”) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock) to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02.

2.02         Exchange of Certificates.  At the Effective Time, Holdings shall deliver to Parent its original certificate or certificates representing all of the issued and outstanding shares of the Company and Parent shall deliver to Holdings an original certificate representing the Merger Consideration with respect thereto.

2.03         Treatment of Company Warrants.  At the Effective Time, to the extent not exercised prior to the Effective Time, each outstanding Company Warrant shall be automatically converted into a warrant to acquire such number of shares of Parent Common Stock (a “Parent Warrant”) as is determined by multiplying the number of shares of Company Common Stock otherwise acquirable pursuant thereto by the Common Stock Exchange Ratio at an exercise price per share of Parent Common Stock appropriately adjusted such that the aggregate exercise price for such Parent Warrant shall be the same as it was prior to the Effective Time.  At the Effective Time, Parent shall expressly assume the due and punctual observance and performance of each and every covenant contained in, and condition of, the Company Warrants to be performed and observed by the Company and all the obligations and liabilities thereunder.

(a)           As promptly as practicable after the Effective Time, Parent shall deliver to each holder of a Company Warrant a notice that contains a calculation in reasonable detail and accurately reflects the number of shares of Parent Common Stock that each such holder is entitled to receive upon the exercise of such holder’s Company Warrant and the applicable adjusted exercise price.  Together with such notice, or as part of such notice, Parent shall deliver a duly executed confirmation that Parent has expressly assumed the due and punctual observance and performance of each and every covenant contained in, and condition of, the applicable Company Warrant to be performed and observed by the Company and all the obligations and liabilities thereunder.

(b)           The number of shares of Parent Common Stock issuable upon exercise of the Parent Warrants shall be reserved by Parent out of authorized but unissued Parent Common Stock for issuance upon exercise in full of all Parent Warrants after the Effective Time.  Notwithstanding the foregoing, upon the expiration of the Parent Warrants, such Parent Common Stock reserved for issuance upon the exercise of the Parent Warrants shall no longer be reserved.

2.04         Company Notes. At the Effective Time, Parent shall assume the due and punctual performance of all of the terms and conditions of each outstanding Company Note and each such Company Note shall, unless the conversion rights thereunder have previously expired, become convertible into the number of New Securities (as defined in the Company Notes) of Parent and at such Conversion Price (as defined in the Company Notes) as set forth therein.

2.05         Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.01        Representations and Warranties of the Company. Except as may be set forth in a disclosure letter (to the extent each disclosure item therein is clearly marked to indicate the section, paragraph or subparagraph of this Agreement to which such disclosure is an exception, referencing the same section, paragraph and subparagraph as used in this Agreement) delivered by the Company to Parent and Merger Sub at the time of execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a)           Organization; Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company.  The Company has delivered to Parent complete and correct copies of each of (i) the certificate of incorporation (including any Certificate of Designations thereto) (the “Company Certificate”) and by-laws (the “Company By-laws”) of the Company, in each case as amended and as currently in effect and (ii) the minute books of the Company which contain records of all meetings held of, and other corporate actions taken by, its stockholders, board of directors and any committees appointed by its board of directors.

(b)           Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

(c)           Capital Structure.  The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, there were:  (i) 25,617,833 shares of Company Common Stock issued and outstanding; (ii) no shares of Company Common Stock held in the treasury of the Company; (iii) Company Warrants listed in Section 3.01(c) of the Company Disclosure Letter, representing the right to purchase 925,000 shares of Company Common Stock and (iv) Company Notes listed in Section 3.01(c) of the Company Disclosure Letter, representing the right to purchase New Securities (as defined in the Company Notes and representing the equivalent of approximately 1,250,000 shares of Company Common Stock plus such number of additional shares as are issuable at the time of conversion in respect of interest accrued on such Company Notes).  Except as set forth above, as of the date hereof, there were no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  All securities issued by the Company were issued in compliance in all material respects with all applicable federal and state securities laws and all applicable rules and regulations promulgated thereunder.  Except as set forth above or in Section 3.01(c) of the Company Disclosure Letter, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend, accelerate the vesting of or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company.  To the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company.  There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other agreements or arrangements with or, to the knowledge of the Company, among any securityholders of the Company with respect to securities of the Company.  The Company has complied in all respects with any obligation to register shares of Company Common Stock and has not incurred any liability in connection with its failure to register such shares.

Except as set forth in Section 3.01(c) of the Company Disclosure Letter, since December 31, 2007, the Company has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of the Company or (C) declared, set aside, made or paid to the stockholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

For the avoidance of doubt, Section 3.01(c) of the Company Disclosure Letter sets forth a list of all outstanding Company Warrants as of the date of this Agreement, their date of grant, their expiration date, the number of shares subject thereto and the current exercise price therefor.

Except as set forth in Section 3.01(c) of the Company Disclosure Letter, the Company is not a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights or rights of first refusal or similar rights with respect to any securities of the Company.

(d)          Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  The execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions hereof will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a “put” right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever except for a Permitted Lien (collectively, “Liens”) upon any of the properties or assets of the Company under, (i) the Company Certificate or Company By-laws, (ii) any agreement, contract, license, loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the last sentence of this Section 3.01(d), any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or its properties or assets. Each Lien of the Company in excess of $5,000 is set forth in Section 3.01(d) of the Company Disclosure Letter. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the New York Certificate of Merger with the Secretary of State of the State of New York and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

(e)           Financial Statements. The Company has delivered to Parent:  (a) audited balance sheets of the Company for each of the periods ended December 31, 2006 and December 31, 2007 (the most recent of which is referred to as the “Most Recent Balance Sheet”) and the related audited statements of operations and cash flows for the fiscal years then ended, in each case audited by J.H. Cohn LLP, the Company’s independent accountants, and (b) monthly unaudited financials of the Company in the form customarily prepared by management for internal use for each complete month from the Most Recent Balance Sheet Date through the date of this Agreement (the “Monthly Financials”). Such financial statements (collectively, the “Company Financial Statements”), are true, correct and complete and fairly present the financial condition, the results of operations and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), subject, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of notes. Except as disclosed therein, the Company Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the Company Financial Statements. Except as set forth in Section 3.01(e) of the Company Disclosure Letter, the Company has prepared all financial statements of the Company required for the Parent to file with the SEC the financial statements required under Items 2.01 and 9.01 of Form 8-K including, without limitation the Company Financial Statements in compliance with Regulation S-X promulgated under the Securities Act. The Company’s auditor, J.H. Cohn LLP, qualifies as an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States). The information provided by the Company to Griffin Securities Inc. for purposes of rendering its opinion with respect to the consideration being issued by Parent pursuant to this Agreement being fair from a financial point of view to the holders of Parent Common Stock is true and correct in all material respects. The Company has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) as set forth in the Company Financial Statements, (ii) as set forth in Section 3.01(e) of the Company Disclosure Letter or (iii) which do not exceed $5,000 in the aggregate.

(f)           Absence of Certain Changes or Events.  Since December 31, 2007, there is not and has not been:  (i) any Material Adverse Change with respect to the Company;

(ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(g)          Litigation; Labor Matters; Compliance with Laws.

(i)            Except as set forth in Section 3.01(g)(i) of the Company Disclosure Letter, there is no suit, action, claim, charge, arbitration, investigation or proceeding pending before or, to the knowledge of the Company, threatened by, a Governmental Entity, in each case with respect to the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder. There is no judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(ii)           Except as set forth in Section 3.01(g)(ii) of the Company Disclosure Letter (1) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) the Company is not the subject of any strike, grievance or other proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other labor dispute involving the Company or, to its knowledge, threatened; (4) no grievance is pending or, to the knowledge of the Company, threatened against the Company which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company; (5) the Company is in material compliance with all applicable laws (domestic and foreign), agreements, contracts and policies relating to employment, employment practices, wages, hours, immigration matters and terms and conditions of employment; (6) the Company has paid in full to all employees of the Company all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statute or other law; (7) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan or program of the Company, nor will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law, contract or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Effective Time; and (8) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any similar state or local laws, and all other employee notification and bargaining obligations arising under any statute or otherwise.

(iii)          The business of the Company is not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity in any material respect.

(h)          Employee Benefit Plans.

(i)            Section 3.01(h)(i) of the Company Disclosure Letter lists each oral or written agreement with any consultant, employee, director or officer of the Company and the duration of such agreement and amounts payable thereunder, including, but not limited to, any agreement (A) under which the amount or timing of benefits are contingent, or the terms are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation, or (C) providing severance benefits or other benefits after the termination of employment or service of such employee, director or officer.

(ii)           The Company does not maintain any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA or any of its foreign equivalents)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation or any other employee benefit plans, agreements, programs, policies, payroll or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or other activities taken by the Company on or prior to the date of this Agreement), sponsored by the Company or any other entity such as a co-employer, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company has any present or future right to benefits based on such employee’s employment with the Company and under which the Company has any present or future liability.

(iii)          No payment that is owed or may become due to any director, officer, employee or agent of the Company will be non-deductible or subject to tax under Section 280G, Section 4999 or Section 162(m) of the Code; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(i)            Taxes.

(i)            The Company has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations and all such Tax Returns are true, accurate and complete in all material respects. The Company has (A) timely paid in full all Taxes required to have been paid by it (whether or not such Taxes were shown to be due on such Tax Returns); and (B) made adequate provision for all accrued Taxes not yet due. The Company has made accruals for Taxes on the Company Financial Statements that are adequate to cover any Tax liability of the Company determined in accordance with GAAP through the date of the applicable Company Financial Statements, and any Taxes of the Company arising after the date of the most recent Company Financial Statements and at or before the Effective Time have been or will be incurred in the ordinary course of the Company’s business.

(ii)           The Company has timely withheld and timely paid all Taxes that are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person.

(iii)          As of the date of this Agreement, no federal, state, local or foreign audits, suits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and the Company has not received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. The Company has not granted any outstanding extensions of the time in which any Tax may be assessed or collected by any Tax authority. There is no action, suit, proceeding or audit with respect to any Tax or, to the knowledge of the Company, threatened against or with respect to the Company. The Company has not received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Company no such deficiency or assessment is proposed.

(iv)         No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j)            Properties. The Company (i) has good and marketable title to all the properties and assets (A) reflected in the Most Recent Balance Sheet as being owned by the Company (other than any such properties or assets sold or disposed of since such date in the ordinary course of business consistent with past practice) or (B)

acquired after December 31, 2007. The Company has good and valid leasehold interests in all real property leases, subleases and occupancy agreements to which the Company is a party (the “Company Leases”) and is in sole possession of the properties purported to be leased thereunder. Section 3.01(j) of the Company Disclosure Letter lists and describes briefly all Company Leases. Each Company Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no uncured breach, and no default exists, on the part of landlord under any of the Company Leases, and the Company has no knowledge of breach or default or any event, condition or state of facts, which with the giving of notice or the passage of time, or both, would constitute a breach or default by the Company under any Company Lease. There is no suit, action, arbitration or other proceeding with respect to the Company Leases or the premises leased under the Company Leases. The Company has not received notice and does not otherwise have knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises leased by the Company or any part thereof or of any sale or other disposition of any such leased premises or any part thereof in lieu of condemnation. The real property leased to the Company under the Company Leases encompasses all real property used by the Company, and the Company does not own any real property and does not have any options to purchase real property. The landlord under each of the Company Leases has performed all initial improvements required to be performed by it under such Company Lease and all tenant improvements allowances have been paid to the Company as tenant under such Company Lease. All insurance required to be maintained by the Company under each of the Company Leases is in full force and effect.

(k)           Environmental Matters.

(i)            The Company holds and is in compliance in all material respects with all Environmental Permits and the Company is, and has been, otherwise in compliance with all Environmental Laws in all material respects and, to the knowledge of the Company, there are no conditions that might prevent or interfere with such compliance in the future.

(ii)           The Company has not received any Environmental Claim, and to the knowledge of the Company there is no threatened Environmental Claim.

(iii)          The Company has not entered into any consent decree, order or agreement under any Environmental Law.

(iv)         There are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills or (G) sewers or septic systems present at any facility currently leased, operated or otherwise used by the Company that could reasonably be expected to give rise to liability of the Company under any Environmental Laws.

(v)                               There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company) or present actions, activities, events, conditions or circumstances, including, without limitation, the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company under any Environmental Laws.

(vi)                            No modification, revocation, reissuance, alteration, transfer or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company following such consummation.

(vii)                         Hazardous Materials have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently leased or otherwise used by the Company, in violation of or so as could result in liability under, any Environmental Laws.

(viii)                      The Company has not contractually assumed any liabilities or obligations under any Environmental Laws.

(l)                                     Contracts; Debt Instruments.

(i)                                   Section 3.01(l) of the Company Disclosure Letter lists all material contracts and other agreements, whether written or oral, to which the Company is a party.  The Company has delivered to the Parent a correct and complete copy of each written agreement listed or required to be listed in Section 3.01(l) of the Company Disclosure Letter.  With respect to each agreement listed or required to be listed in Section 3.01(l) of the Company Disclosure Letter, except as may be set forth in Section 3.01(l) of the Company Disclosure Letter:  (a) the agreement is legal, valid, binding, enforceable and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no event has occurred that, with notice or lapse of time, would constitute a material breach or default, or permit termination, modification or acceleration under the agreement; and (d) no party has repudiated any provision of the agreement.

(ii)                                The Company has delivered to Parent (x) true, complete and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company is outstanding and (y) accurate information regarding the respective principal amounts currently outstanding thereunder.  For the avoidance of doubt, Company Disclosure Letter 3.01(l) lists each such item required to be delivered pursuant to this Section 3.01(l)(ii) to which the Company is a party or pursuant to which the Company has any obligations.

(m)                               Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except as set forth in Section 3.01(m) of the Company Disclosure Letter.

(n)                                 Board and Stockholder Approval.  (i) The Board of Directors of the Company, has by unanimous vote or consent of its directors  approved this Agreement and the Merger and (ii) the holders of the requisite number of shares of the Company’s capital stock have approved this Agreement and the transactions contemplated herein, including the Merger, which is the only vote of the holders of any class or series of securities of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

(o)                                 Intellectual Property.

(i)                                   The Company has not developed and does not own any registered Intellectual Property which has been issued to the Company.  Section 3.01(o) of the Company Disclosure Letter identifies each item of Company Technology that any Person besides the Company owns and that is used by the Company or in connection with the Company’s business pursuant to any license, sublicense or other contractual obligation (the “Licenses”).  Except as disclosed on Section 3.01(o) of the Company Disclosure Letter, there are no royalties for the use of any such Company Technology.  The Company has made available to the Parent true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect.

(ii)                                The Company owns or has the right to use all Intellectual Property necessary for the Company to conduct its business as it is currently conducted and consistent with past practice.

(iii)                             All of the Intellectual Property used by the Company is subsisting and unexpired, free of all Liens, has not been abandoned and, to the knowledge of the Company, does not infringe the intellectual property rights of any third party, in each case, except as set forth in Section 3.01(o) of the Company Disclosure Letter.  None of the Intellectual Property to the extent used by the Company is the subject of any license, security interest or other agreement to which the Company is a party granting rights therein to any third party.  To the Company’s knowledge, no judgment, decree, injunction, rule or order has been rendered by any U.S. federal or state or foreign Governmental Entity which would limit, cancel or question the validity of, or the Company’s rights in and to any Intellectual Property in any material respect.  The Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company’s rights in and to any Intellectual Property.

(iv)                            To the Company’s knowledge, the Company’s use and dissemination of any and all data and information concerning consumers of its products or users of any web sites operated by the Company is in compliance with all applicable privacy policies, terms of use, and laws.  To the Company’s knowledge, the transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, or laws relating to the use, dissemination, or transfer of such data or information.

(v)                               The Company takes reasonable steps to protect, maintain and safeguard its Intellectual Property, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate agreements and made appropriate filings and registrations in connection with the foregoing.

(p)                                 Government Licenses; Compliance With FDC Act and Other Regulatory Requirements.

(i)                                     The Company holds all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Company as presently operated (the “Company Permits”).  All the Company Permits have been duly issued or obtained and are in full force and effect, and the Company is in material compliance with the terms of all the Company Permits.  The Company has not engaged in any activity that would cause revocation or suspension of any such Company Permits.  Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Company Permits.

(ii)                                  Without limiting the generality of the representations and warranties made in sub-paragraph (i) above, the Company represents and warrants that (i) all Pharmaceutical Products that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”) are being developed, labelled, stored, tested and distributed directly by the Company in substantial compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act of 1944 (the “PHSA”) and all applicable similar state and foreign Legal Requirements, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Pharmaceutical Product.  “Pharmaceutical Products” shall mean all biological and drug candidates, compounds or products being researched, tested, developed, manufactured or distributed by the Company, (ii) all preclinical studies and clinical trials conducted by the Company have been, and are being, conducted in substantial compliance with the requirements of Good Laboratory Practice and Good Clinical Practice and all requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, and 56 of the United States Code of Federal Regulations

(“C.F.R.”), in each case, to the extent required by applicable law and regulations, (iii) no Pharmaceutical Product has been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company, or (iv) since December 31, 2005, neither the Company nor, to the knowledge of the Company, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.

(q)                                 Insurance.  The Company does not presently maintain any insurance policies.

(r)                                    Accredited Investor.  The Company represents and warrants that it has received or, as of the Closing shall have received,  reasonable assurance from each holder of Company Common Stock that such holder is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(s)                                  Transactions with Affiliates.  Section 3.01(s) of the Company’s Disclosure Letter lists all currently effective contracts and agreements between the Company, on one hand, and any of its officers, directors, shareholders or their Affiliates, on the other and all such contracts and agreements that were in effect at any time since January 1, 2006.  None of the Company’s directors, officers, employees and shareholders, or their Affiliates, owns any material asset, tangible or intangible, that is used in the business of the Company, except as set form on Section 3.01(s) of the Company’s Disclosure Letter.

(t)                                    Description of Business.  The description of the Company included in Amendment No. 1 to Preliminary Proxy Statement of REIT Americas, Inc. filed on Schedule 14A on December 19, 2007 does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading, in each case, as of the date of the filing thereof.

(u)                                 Disclaimer of Other Representations and Warranties.  The representations and warranties contained in this Section 3.01, and in the Officer’s Certificate and Secretary’s Certificate to be delivered by the Company under this Agreement, do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.  Parent and Merger Sub acknowledge and agree that the Company has made no representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as set forth in this Section 3.01.

3.02         Representations and Warranties of Parent and Merger Sub.  Except as set forth in the disclosure letter (to the extent each disclosure item therein is clearly marked to indicate the section, paragraph or subparagraph of this Agreement to which such disclosure is an exception, referencing the same section, paragraph and subparagraph as used in this Agreement) delivered by Parent and Merger Sub to Holdings and the Company at the time of execution of this Agreement (the “Parent Disclosure Letter”) or in the Parent SEC

Documents filed on or after January 1, 2007, Parent and Merger Sub represent and warrant to Holdings and the Company as follows:

(a)                                  Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent.  Parent has made available to Holdings and the Company complete and correct copies of its certificate of incorporation (including any Certificates of Designations thereto) (the “Parent Certificate”) and by-laws (the “Parent Bylaws”) and the organizational documents of Merger Sub.

(b)                                 Capital Structure.  The authorized capital stock of Parent consists of (x) 100,000,000 shares of Parent Common Stock and (y) 6,000,000 shares of Parent Preferred Stock.  As of the date hereof, there were:  (i) 22,899,206 shares of Parent Common Stock issued and outstanding; (ii) 0 shares of Parent Preferred Stock issued and outstanding, (iii) 299 shares of Parent Common Stock held in the treasury of Parent; (iv) 1,784,584 shares of Parent Common Stock reserved for issuance upon exercise of options available for grant pursuant to Parent’s stock option plans; (v) 2,546,488 shares of Parent Common Stock issuable upon exercise of awarded but unexercised stock options; and (vi) warrants representing the right to purchase 20,445,984 shares of Parent Common Stock.  Except as set forth above, as of the date hereof, there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  The shares of Parent Common Stock to be issued in connection with the Merger (x) will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (y) will be issued in compliance in all material respects with all applicable federal and state securities laws and applicable rules and regulations promulgated thereunder.  Except as set forth above and in the Rights Agreement dated as of August 13, 1999, between the Parent and American Stock Transfer & Trust Company as Rights Agent (the “Shareholder Rights Plan”), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Parent or obligating Parent to issue, grant, extend, accelerate the vesting of or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent.  As of the date hereof, all of the membership interests in Merger Sub are owned by Parent, free and clear of any Lien, and as of the Closing Date, all the membership interests of Merger Sub will be owned by Parent free and clear of any Lien.

(c)                                  Authority; Noncontravention.  Parent and Merger Sub have all requisite corporate (or other, as applicable) power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and (assuming due authorization, execution and delivery by Holdings and the Company) constitutes a valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  The execution and delivery of this Agreement does not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and compliance by Merger Sub with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a “put” right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under (i) the certificate of incorporation or by-laws of Parent or the organizational documents of Merger Sub, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of any of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective obligations hereunder, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the New York Certificate of Merger with the Secretary of State of New York and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the “takeover” or “blue sky” laws of various states or the rules of any applicable stock market and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or performance of Parent’s and Merger Sub’s obligations hereunder or (y) have a Material Adverse Effect with respect to Parent.

(d)                                 Parent SEC Documents; Undisclosed Liabilities.  Since January 1, 2003, Parent has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  As of their respective dates, the Parent SEC Documents (other than the Parent SEC Financial Statements) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents (including any and all Parent SEC Financial Statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Parent included in the Parent SEC Documents (the “Parent SEC Financial Statements”) comply as to form in all material respects with applicable published accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments).  Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a balance sheet of Parent or in the notes thereto, except (i) liabilities reflected in the audited balance sheet of Parent as of December 31, 2007, (ii) liabilities incurred since December 31, 2007, in the ordinary course of business consistent with past practice and (iii) liabilities that would not be reasonably likely to have a Material Adverse Effect with respect to Parent.

(e)                                  Disclosure Controls and Procedures.  The Parent maintains disclosure controls and procedures required by Rule
13a-15 and 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information relating to the Parent is made known to the Parent’s chief executive officer and chief financial officer by others within the Parent, particularly during the period in which the Parent’s applicable Exchange Act report is being prepared, and effective, in that they provide reasonable assurance that information required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Parent’s management assessment was that disclosure controls and procedures were effective as of December 31, 2007.

(f)                                    Absence of Certain Changes or Events.  Since December 31, 2007, there is not and has not been:  (i) any Material Adverse Change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent; (iii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.

(g)                                 Litigation; Labor Matters; Compliance with Laws.

(i)                                   There is no suit, action, claim, charge, arbitration, investigation or proceeding pending before a Governmental Entity and, to the knowledge of Parent, no suit, action, claim, charge, arbitration, investigation or proceeding threatened against or pending, in each case with respect to Parent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent which, individually or in the aggregate, could reasonably be expected to have, a Material Adverse Effect with respect to Parent.

(ii)                                Except as set forth in Section 3.02(g)(ii) of the Parent Disclosure Letter (1) the Parent is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) the Parent is not the subject of any strike, grievance or other proceeding asserting that the Parent has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other labor dispute involving the Parent or, to its knowledge, threatened; (4) no grievance is pending or, to the knowledge of the Parent, threatened against the Parent which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Parent; (5) the Parent is in material compliance with all applicable laws (domestic and foreign), agreements, contracts and policies relating to employment, employment practices, wages, hours, immigration matters and terms and conditions of employment; (6) the Parent has paid in full to all employees of the Parent all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statute or other law; (7) the Parent is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan or program of the Parent, nor will the Parent have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Parent of any Persons employed by the Parent on or prior to the Effective Time; and (8) the Parent is in compliance with its obligations pursuant to WARN and any similar state or local laws, and all other employee notification and bargaining obligations arising under any statute or otherwise.

(iii)          The businesses of Parent is not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect with respect to Parent.

(h)           Interim Operations of Merger Sub.  Merger Sub was formed on April 3, 2008 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(i)            Employee Benefit Plans.

(i)                                   Section 3.02(i)(i) of the Parent Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA or any of its foreign equivalents)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or other activities taken by the Parent on or prior to the date of this Agreement), sponsored by the Parent or any other entity such as a co-employer, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Parent has any present or future right to benefits based on such employee’s employment with the Parent and under which the Parent has any present or future liability.  All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the “Parent Plans.”

(ii)                                  With respect to each Parent Plan, the Parent has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter issued by the IRS; (C) any summary plan description and other material written communications (or a description of any material oral communications) by the Parent to its employees concerning the extent of the benefits provided under a Parent Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney’s response to an auditor’s request for information.

(iii)                               (A) Neither the Parent nor any member of its Controlled Group has or shall have, as of the Effective Time, any obligation to any multiemployer plan (within the meaning of 4001(a)(3) of ERISA) or any collective bargaining agreement; (B) neither the Parent nor any member of its Controlled Group has incurred any material withdrawal liability under Title IV of ERISA; and (C) neither the Parent nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4212(c).

(iv)                              (A) Each Parent Plan which is intended to meet the requirements for Tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (B) the Parent has received a favorable determination from the IRS with respect to any trust intended to be qualified within the meaning of Code Section 501(c)(9).

(v)                                 The Parent has complied and currently complies in all material respects with the applicable continuation requirements for its welfare benefit plans, including Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA and any applicable state statutes maintaining health insurance continuation coverage for employees and beneficiaries.

(vi)          Except as otherwise disclosed in Section 3.02(i)(vi) of the Parent Disclosure Letter, none of the terms of the Parent Plans provides that the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (A) entitle any of the Parent’s employees or current or former officers or directors to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(vii)        Except as otherwise disclosed in Section 3.02(i)(vii) of the Parent Disclosure Letter, no payment that is owed or may become due to any director, officer, employee or agent of the Parent will be non-deductible or subject to tax under Section 280G, Section 4999 or Section 162(m) of the Code; nor will the Parent be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(viii)       Each Parent Plan is amendable and terminable at the sole discretion of the sponsor thereof without notice to any participant or beneficiary.

(ix)          There is no suit, action, claim, charge, arbitration, investigation or proceeding (except with respect to benefits payable in the normal operation of Parent Plans and qualified domestic relations orders) against or involving any Parent Plan or asserting any rights or claims to benefits under any Parent Plan that could give rise to any material liability.

(x)           Except as disclosed in Section 3.02(i)(x) of the Parent Disclosure Letter, there are no obligations or potential liability under any Parent Plan for providing welfare benefits after termination of employment to any employee (or any beneficiary of an employee), including, but not limited to, retiree health and life insurance coverage, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Parent Plan which is funded are reported on their fair market value on the books and records of such Parent Plan.

(xi)          No individuals are currently providing, or have ever provided, services to the Parent pursuant to a leasing arrangement or similar type of arrangement. The Parent has no obligation to provide benefits under any Parent Plan maintained for its employees to or for the benefit of any individual who has been treated as an independent contractor by the Parent.

(j)            Taxes.

(i)            Parent has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations and all such Tax Returns are true, accurate and complete in all material respects. Parent has (A) timely paid in full all Taxes required to have been paid by it (whether or not such Taxes were shown to be due on such Tax Returns); and (B) made adequate provision for all accrued Taxes not yet due. Parent has made accruals for Taxes on the Parent SEC Financial Statements that are adequate to cover any Tax liability of Parent determined in accordance with GAAP through the date of the applicable Parent SEC Financial Statements, and any Taxes of Parent arising after the date of the most recent Parent SEC Financial Statements and at or before the Effective Time have been or will be incurred in the ordinary course of Parent’s business.

(ii)           As of the date of this Agreement, no federal, state, local or foreign audits, suits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Parent, and Parent has not received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. The Parent has not granted any outstanding extensions of the time in which any Tax may be assessed or collected by any Tax authority. There is no action, suit, proceeding or audit with respect to any Tax or, to the knowledge of Parent, threatened against or with respect to Parent. Parent has not received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of Parent no such deficiency or assessment is proposed.

(iii)          No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(k)           Properties. The Parent (i) has good and marketable title to all the properties and assets (A) reflected in the Most Recent Balance Sheet as being owned by the Parent (other than any such properties or assets sold or disposed of since such date in the ordinary course of business consistent with past practice) or (B) acquired after December 31, 2007 which are material to the Parent’s business, free and clear of all Liens. The Parent has good and valid leasehold interests in all real property leases, subleases and occupancy agreements to which the Parent is a party (the “Parent Leases”) and is in sole possession of the properties purported to be leased thereunder. Section 3.02(k) of the Parent Disclosure Letter lists and describes briefly all Parent Leases. Each Parent Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no uncured breach, and no default exists, on the part of landlord under any of the Parent Leases, and the Parent has no knowledge of breach or default or any event, condition or state of facts, which with the giving of notice or the passage of time, or both, would constitute a breach or default by the Parent under any Parent Lease. There is no suit, action, arbitration or other proceeding with respect to the Parent Leases or the premises leased under the Parent Leases. The Parent has not received notice and does not otherwise have knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises leased by the Parent or any part thereof or of any sale or other disposition of any such leased premises or any part thereof in lieu of condemnation. The real property leased to the Parent under the Parent Leases encompasses all real property used by the Parent, and the Parent does not own any real property and does not have any options to purchase real property. The landlord under each of the Parent Leases has performed all initial improvements required to be performed by it under such Parent Lease and all tenant improvements allowances have been paid to the Parent as tenant under such Parent Lease. All insurance required to be maintained by the Parent under each of the Parent Leases is in full force and effect.

(l)            Environmental Matters.

(i)            The Parent holds and is in compliance in all material respects with all Environmental Permits and the Parent is, and has been, otherwise in compliance with all Environmental Laws in all material respects and, to the knowledge of the Parent, there are no conditions that might prevent or interfere with such compliance in the future.

(ii)           The Parent has not received any Environmental Claim, and to the knowledge of the Parent there is no threatened Environmental Claim.

(iii)          The Parent has not entered into any consent decree, order or agreement under any Environmental Law.

(iv)         There are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills or (G) sewers or septic systems present at any facility currently leased, operated or otherwise used by the Parent that could reasonably be expected to give rise to liability of the Parent under any Environmental Laws.

(v)          There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Parent) or present actions, activities, events, conditions or circumstances, including, without limitation, the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Parent under any Environmental Laws.

(vi)         No modification, revocation, reissuance, alteration, transfer or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Parent following such consummation.

(vii)        Hazardous Materials have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently leased or otherwise used by the Parent, in violation of or so as could result in liability under, any Environmental Laws.

(viii)       The Parent has not contractually assumed any liabilities or obligations under any Environmental Laws.

(m)          Contracts; Debt Instruments.

(i)            The Parent is not, and has not received any notice and has no knowledge that any other party is, in default in any material respect under any contract, agreement, commitment, arrangement, lease, policy or other instrument to which it is a party or by which it is bound; and, to the knowledge of the Parent, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

(ii)           The Parent has delivered to Holdings and the Company (x) true, complete and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Parent is outstanding and (y) accurate information regarding the respective principal amounts currently outstanding thereunder.

(iii)          The Parent has delivered to Holdings and the Company true, complete and correct copies of all other contracts, agreements, commitments, arrangements, leases, policies or other instruments that are material to the business of the Parent, including, without limitation, any non-compete agreement or any other agreement requiring expenditures above $25,000.

(n)           Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(o)           Board Approval; Opinion of Financial Advisor. The Board of Directors of the Parent and the sole member of Merger Sub, has (i) approved and adopted this Agreement and the Merger and (ii) directed the officers of the Parent to vote (or execute a consent with respect to) all of the membership units of Merger Sub to approve this Agreement and the transactions contemplated herein, including the Merger. Griffin Securities, Inc. has delivered to the Board of Directors of the Parent, an opinion to the effect that, as of the date of this Agreement, the consideration to be issued by Parent on the terms set forth in this Agreement is fair from a financial point of view to holders of the Parent Common Stock.

(p)           Intellectual Property.

(i)            Section 3.02(p)(i) of the Parent Disclosure Letter sets forth all Intellectual Property owned by the Parent, which is registered or filed with, or has been submitted to, any Governmental Entity, and all Intellectual Property licensed from third parties by the Parent, and the nature of the Parent’s rights therein.

(ii)           The Parent owns or has the right to use all Intellectual Property necessary for the Parent to conduct its business as it is currently conducted and consistent with past practice.

(iii)          All of the Intellectual Property used by the Parent is subsisting and unexpired, free of all Liens, has not been abandoned and, to the knowledge of the Parent, does not infringe the intellectual property rights of any third party. None of the Intellectual Property to the extent used by the Parent is the subject of any license, security interest or other agreement to which the Parent is a party granting rights therein to any third party. No judgment, decree, injunction, rule or order has been rendered by any U.S. federal or state or foreign Governmental Entity which would limit, cancel or question the validity of, or the Parent’s rights in and to any Intellectual Property in any material respect. The Parent has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Parent’s rights in and to any Intellectual Property. The Parent takes reasonable steps to protect, maintain and safeguard its Intellectual Property, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate agreements and made appropriate filings and registrations in connection with the foregoing.

(q)           Government Licenses; Compliance With FDC Act and Other Regulatory Requirements.

(i)            The Parent holds all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Parent as presently operated (the “Parent Permits”). All the Parent Permits have been duly issued or obtained and are in full force and effect, and the Parent is in material compliance with the terms of all the Parent Permits. The Parent has not engaged in any activity that, to their knowledge, would cause revocation or suspension of any such Parent Permits. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Parent Permits.

(ii)           Without limiting the generality of the representations and warranties made in sub-paragraph (i) above, the Parent represents and warrants that (i) the Parent is in material compliance with all applicable provisions of the FDCA and equivalent laws, rules and regulations in jurisdictions outside the United States in which the Parent does business, (ii) its products that are in the Parent’s control are not adulterated or misbranded and are in lawful distribution, (iii) all of the products marketed by and within the control of the Parent comply in all material respects with any conditions of approval and the terms of the application by the Parent to the appropriate Parent Regulatory Authorities, (iv) no Parent Regulatory Authority has initiated legal action with respect to the manufacturing of the Parent’s products, such as seizures or required recalls, and the Parent is in compliance with applicable good manufacturing practice regulations, (v) its products are labeled and promoted by the Parent and its representatives in substantial compliance with the applicable terms of the marketing applications submitted by the Parent to the Parent Regulatory Authorities and the provisions of the FDCA and foreign equivalents, (vi) all adverse events that were known to and required to be reported by Parent to the Parent Regulatory Authorities have been reported to the Parent Regulatory Authorities in a timely manner, (vii) the Parent is not, to its knowledge, employing or utilizing the services of any individual who has been debarred under the FDCA or foreign equivalents, (viii) all stability studies required to be performed for products distributed by the Parent have been completed or are ongoing in material compliance with the applicable Parent Regulatory Authority requirements, (ix) any products exported by the Parent have been exported in compliance with the FDCA and (x) the Parent is in compliance in all material respects with all applicable provisions of the Controlled Substances Act. For purposes of this Section 3.02(q), “Parent Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of Parent’s products, including, but not limited to, the United States Food and Drug Administration.

(r)            Insurance. The Parent maintains insurance policies (each, a “Parent Insurance Policy”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Parent Insurance Policy is in full force and effect and is set forth in Section 3.02(r) of the Parent Disclosure Letter.

Holdings and the Company acknowledge and agree that neither Parent nor Merger Sub has made any representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as set forth in this Section 3.02.

ARTICLE IV.

ADDITIONAL AGREEMENTS

4.01         Company Financial Statements The Company shall use its reasonable best efforts to promptly (i) prepare all financial statements of the Company required for the Parent to timely file with the SEC the financial statements required under Items 2.01 and 9.01 of Form 8-K including, without limitation, the Company Financial Statements in compliance with Regulation S-X promulgated under the Securities Act and (ii) obtain the consent of J.H. Cohn LLP to use their opinion with respect to the Company Financial Statements in any SEC filings that may be necessary in connection with the transactions contemplated by this Agreement.

4.02         Access to Information; Confidentiality.

Each of Holdings, the Company and Parent shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to afford to the other party and its representatives reasonable access during normal business hours, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records, and, during such period, each of Holdings, the Company and Parent shall, and shall cause its officers, employees and representatives to furnish promptly to the other documents filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Each of the Company and Parent shall hold, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between Parent and the Company (the “Confidentiality Agreement”). No investigation pursuant to this Section 4.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

4.03         Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the transactions contemplated by this Agreement, (ii) defending any lawsuits or other proceedings challenging this Agreement, (iii) accepting and delivering additional instruments necessary to consummate the transaction contemplated by this Agreement, and (iv) satisfying the conditions to closing set forth under Article V hereof.

4.04         Indemnification of Company Directors and Officers.

(a)           From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time eligible for indemnification pursuant to the Company Certificate and Company By-laws (or comparable organizational documents) of the Company or any agreement of indemnification with the Company, in each case as the same existed on the date of this Agreement (the “Indemnified Parties”) against (i) all losses, claims, fines, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), liabilities or judgments, or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal or administrative) based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, pertaining to any matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transaction contemplated hereby, in each case to the extent the Company would have been permitted under the Company Certificate and Company By-laws (or comparable organizational documents) or any agreement of indemnification with the Company to indemnify such person, in each case as the same existed on the date of this Agreement. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Parent; (ii) after the Effective Time, Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, Parent and the Surviving Corporation shall cooperate in the defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 4.04, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify Parent and the Surviving Corporation shall not relieve either from any liability which it may have under this Section 4.04 except to the extent such failure prejudices Parent and the Surviving Corporation). Parent and the Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

(b)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 4.04.

(c)           The provisions of this Section 4.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(d)           The rights of the Indemnified Parties under this Section 4.04 shall be in addition to any rights such Indemnified Parties may have under the Company Certificate or Company By-laws, or under any applicable contracts or laws.

(e)           No Circular Recovery. The obligations of the Parent and the Surviving Corporation in this Section 4.04 are subject to the condition that each Indemnified Party will not make any claim for indemnification against the Parent, the Surviving Corporation or the Company by reason of the fact that such Indemnified Party was a controlling person, director, employee or representative of the Company or the Surviving Corporation or was serving as such for another Person at the request of the Company (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by the Parent or its affiliates relating to this Agreement that is finally and successfully adjudicated against such Indemnified Party. With respect to any claim brought by the Parent or its affiliates against any Indemnified Party relating to this Agreement that is finally and successfully adjudicated against such Indemnified Party, the obligations of the Parent and the Surviving Corporation in this Section 4.04 are subject to the condition that any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by any Indemnified Party shall not be applicable.

4.05        Public Announcements. Neither Parent and Merger Sub, on the one hand, nor Holdings and the Company, on the other hand, shall issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party’s prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, Parent, Merger Sub, Holdings and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

4.06        Shareholder Rights Plan. The Parent shall take all action necessary to render the Shareholder Rights Plan inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

4.07        Tax Free Reorganization Treatment. Holdings, the Company, Parent and Merger Sub shall not intentionally take or cause to be taken any action not consistent with the transactions contemplated by this Agreement or which could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V.

CONDITIONS PRECEDENT

5.01        Conditions to each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated.

(b)           Governmental Approvals. Other than the filing of the Delaware Certificate of Merger and the New York Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect with respect to Parent or a Material Adverse Effect with respect to the Company, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect with respect to Parent or a Material Adverse Effect with respect to the Company.

(c)           Investment Letter. Holdings shall have delivered to Parent a completed investment representation letter in the form attached hereto as Exhibit A (the “Investment Letter”).

(d)           RAI Termination. REIT Americas, Inc., a Maryland corporation (“RAI”), Virium Pharmaceuticals Inc. , a Delaware corporation and direct, wholly-owned subsidiary of RAI (“Pharmaceuticals”) and Virium Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Pharmaceuticals (“Virium Merger Sub”) shall have entered into an agreement with the Company satisfactory to the parties hereto pursuant to which the Agreement and Plan of Merger dated as of May 25, 2007, by and among RAI, Pharmaceuticals, Virium Merger Sub and the Company shall be terminated.

5.02        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by this Agreement or in the Company Disclosure Letter, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and Parent shall have received a certificate to such effect signed by the president of the Company.

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this

Agreement at or prior to the Closing Date. Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by the president of the Company to the effect set forth in this paragraph.

(c)                                  Consents, Etc.  Parent and Merger Sub shall have received evidence, in form and substance reasonably satisfactory to Parent, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate with all other failures, have a Material Adverse Effect with respect to the Company.

(d)                                 No Litigation.  There shall not be pending by any Governmental Entity or any other Person or solely with respect to any Governmental Entity, threatened by any suit, action or proceeding, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from any party hereto or any of their Affiliates any damages that are material in relation to the Company; (ii) seeking to prohibit or limit the ownership or operation by the Company of any material portion of the business or assets of the Company or to dispose of or hold separate any material portion of the business or assets of the Company, as a result of the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the common stock of the Surviving Corporation, including, without limitation, the right to vote such common stock on all matters properly presented to the stockholders of the Surviving Corporation; or seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company.

(e)                                  Opinion of Counsel.  Wiggin and Dana LLP, counsel to the Company, shall have delivered to Parent a written legal opinion addressed to Parent, dated on and as of the Closing Date, in form and substance reasonably satisfactory to Parent covering such matters as are customarily addressed in legal opinions relating to transactions such as the Merger.

(f)                                    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or Material Adverse Change with respect to the Company.

(g)                                 Appraisal Rights. No holder of Company Common Stock will have exercised any appraisal or dissenters’ rights pursuant to the NYBCL.

(h)                                 SCO Note Discharge. The Company shall have entered into an agreement pursuant to which SCO Capital Partners LLC agrees that, effective upon and subject to the consummation of the Merger, all amounts owing, including principal and interest, under the SCO Note as of such time shall be deemed to be fully discharged as a capital contribution to Company and that the SCO Note shall be cancelled and of no further force and effect as if it had been paid in full by the Company.

(i)                                     SCO Engagement Letter Termination. The Company shall have entered into an agreement pursuant to which the Engagement Letter dated January 1, 2007 between the Company and SCO Financial Group LLC shall be terminated effective upon and subject to the consummation of the Merger.

5.03                           Conditions to Obligations of Holdings and the Company.  The obligation of Holdings and the Company to effect the Merger is further subject to the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by this Agreement or in the Parent Disclosure Letter, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and Holdings and the Company shall have received a certificate to such effect signed by an authorized officer of Parent and Merger Sub.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. Holdings and the Company shall have received a certificate dated as of the Closing Date signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect set forth in this paragraph.

(c)                                  No Litigation. There shall not be pending by any Governmental Entity or any other Person or solely with respect to any Governmental Entity, threatened by any suit, action or proceeding, challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(d)                                 Parent Directors and Officers. As of the Effective Time:

(i)                                   the Board of Directors of Parent shall consist of not more than six directors; and

(ii)                                John L. Zabriskie, Michael A. Davis, Paul S. Echenberg, and Peter G. Martin shall have resigned from the Board of Directors of Parent and David Luci and James Pachence shall have been duly appointed to the Board of Directors of Parent.

(e)                                Parent Consents, Etc. Holdings and the Company shall have received evidence, in form and substance reasonably satisfactory to Holdings and the Company, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate with all other failures, have a Material Adverse Effect with respect to the Parent.

ARTICLE VI.

TERMINATION, AMENDMENT, AND WAIVER

6.01                         Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company.

6.02                         Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Holdings or the Company, provided that (a) any such termination shall not relieve a party from liability for any breach of this Agreement and (b) the last sentence of Section 4.02(a), this Section 6.02, Section 7.06 and the Confidentiality Agreement shall remain in full force and effect and survive any such termination. Nothing contained in this paragraph shall relieve any party for any breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement.

6.03                         Amendment.  This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.04                         Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the provisions of Section 6.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

6.05                         Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 6.01, an amendment of this Agreement pursuant to Section 6.03 or an extension or waiver pursuant to Section 6.04 shall, in order to be effective, require in the case of any party hereto an action by its Board of Directors or a duly-authorized designee of its Board of Directors.

ARTICLE VII.

GENERAL PROVISIONS

7.01                         Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties shall be extinguished on consummation of the Merger and no party hereto nor any officer, director or employee or stockholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

7.02                         Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub, to

MacroChem Corporation
80 Broad Street, Suite 2210
New York, New York 10004
Attention:  Chief Executive Officer
Telecopier No.:  (212) 514-8613

with a copy to:

Ropes & Gray LLP
1 International Place
Boston, MA 02110
Attention:  D. Win Quayle
Telecopier No.:  (617) 235-0091

(b)           if to the Company, to

Virium Pharmaceuticals Inc.
116 Village Blvd., Suite 200
Princeton, NJ  08540
Attention:  James M. Pachence
Telecopier No.:  (908) 292-1096

with a copy to:

Wiggin and Dana LLP
400 Atlantic Street
Stamford, CT  06901
Attention:  Michael Grundei, Esq.
Telecopier No.:  (203) 363-7676

7.03                           Definitions.  For purposes of this Agreement:

(a)                                  “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)                                 “Certificates” shall have meaning ascribed thereto in Section 2.01(d);

(c)                                  “C.F.R.” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(d)                                 “Closing” shall have meaning ascribed thereto in Section 1.02;

(e)                                  “Closing Date” shall have meaning ascribed thereto in Section 1.02;

(f)                                    “Code” shall have meaning ascribed thereto in the fifth recital to this Agreement;

(g)                                 “Common Stock Exchange Ratio” shall have meaning ascribed thereto in Section 2.01(c)(i);

(h)                                 “Company” shall have meaning ascribed thereto in the preamble to this Agreement;

(i)                                     “Company Certificate” shall have meaning ascribed thereto in Section 3.01(a);

(j)                                     “Company Common Stock” means the common stock, par value $0.001 per share, of the Company;

(k)                                  “Company Disclosure Letter” shall have meaning ascribed thereto in Section 3.01;

(l)                                     “Company Financial Statements” shall have meaning ascribed thereto in Section 3.01(e);

(m)                               “Company Insiders” shall have meaning ascribed thereto in Section 4.07(c);

(n)                                 “Company Leases” shall have meaning ascribed thereto in Section 3.01(j);

(o)                                 “Company Notes” means the convertible promissory notes of the Company as listed in Section 3.01(c) of the Company Disclosure Letter other than the SCO Note;

(p)                                 “Company Permits” shall have meaning ascribed thereto in Section 3.01(p)(i);

(q)                                 “Company Technology” means any and all Technology used or useful in connection with the Business and any and all Intellectual Property in any and all such Technology.

(r)                                    “Company Warrants” means warrants to purchase shares of Company Common Stock as listed in Section 3.01(c) of the Company Disclosure Letter;

(s)                                  “Confidentiality Agreement” shall have meaning ascribed thereto in Section 4.02(a);

(t)                                    “Controlled Group” shall have meaning ascribed thereto in Section 3.01(h)(iii);

(u)                                 “Delaware Certificate of Merger” shall have meaning ascribed thereto in Section 1.03;

(v)                                 “DLLCA” shall have meaning ascribed thereto in the second recital to this Agreement;

(w)                               “Effective Time” shall have meaning ascribed thereto in Section 1.03;

(x)                                   “Environmental Claim” means any written or oral notice, claims, demand, action, suit, complaint, proceeding or other communication by any Person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or Parent (as applicable) or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws;

(y)                                 “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company or Parent (as applicable) to conduct its operations and business on the date hereof and consistent with past practices;

(z)                                   “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act of 1976, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws;

(aa)                            “ERISA” shall have meaning ascribed thereto in Section 3.01(h)(i);

(bb)                          “Exchange Act” shall mean the Exchange Act of 1934, as amended;

(cc)                            “FDA” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(dd)                          “FDCA” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(ee)                            “GAAP” shall have meaning ascribed thereto in Section 3.01(e);

(ff)                                “Governmental Entity” shall have meaning ascribed thereto in Section 3.01(d);

(gg)                          “Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law;

(hh)                          “Indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (D) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business), (E) all capitalized lease obligations of such Person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such Person, (I) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person and (K) all obligations with respect to compensation or other employee arrangements which become due or payable as a result of this Agreement or the transactions contemplated hereby;

(ii)                                  “Indemnified Liabilities” shall have meaning ascribed thereto in Section 4.04(a);

(jj)                                  “Indemnified Parties” shall have meaning ascribed thereto in Section 4.04(a);

(kk)                            “Intellectual Property” means all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including, without limitation, all (i)(a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, research, works, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b)

copyrights and copyrightable works, including computer applications, programs, software, databases and related items (except for off-the-shelf commercial software); (c) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby and all common-law rights relating thereto; and (d) trade secrets and other confidential information; and (ii) all registrations, applications, recordings and licenses or other similar agreements related to the foregoing;

(ll)                                  “Investment Letter” shall have meaning ascribed thereto in Section 5.01(c);

(mm)                      “IRS” shall mean the U.S. Internal Revenue Service;

(nn)                          “knowledge of the Company” means the actual knowledge of any officer of the Company, including James Pachence as President of the Company, assuming due inquiry, or those facts which, taking into account the scope and nature of the responsibilities of the individual in question, should have been known to such individual;

(oo)                          “knowledge of Parent” means the actual knowledge of any officer of Parent, assuming due inquiry, or those facts which, taking into account the scope and nature of the responsibilities of the individual in question, should have been known to such individual;

(pp)                          “Licenses” shall have meaning ascribed thereto in Section 3.01(o)(ii);

(qq)                          “Liens” shall have meaning ascribed thereto in Section 3.01(d);

(rr)                                “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect, event or occurrence that either individually or in the aggregate with all other such changes, effects, events and occurrences has been or is reasonably likely to be materially adverse to the business, properties, financial condition or results of operations of the Company or Parent, as the case may be, and its Subsidiaries taken as a whole, provided that (i) with respect to Section 3.01(f)(i) and (ii), shall exclude any material adverse change in the Company’s results of operations for any fiscal period prior to the Closing Date that is directly attributable to a disruption in the conduct of the Company’s business arising from the transactions contemplated by this Agreement or the public announcement thereof and (ii) with respect to Section 3.02(f)(i) and (ii), shall exclude any material adverse change in Parent’s results of operations for any fiscal period prior to the Closing Date that is directly attributable to a disruption in the conduct of Parent’s business arising from the transactions contemplated by this Agreement or the public announcement thereof; and provided, further, that Material Adverse Effect and Material Adverse Change shall not be deemed to include the impact of (a) any change in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to the Company and Parent, (b) any change in GAAP or regulatory accounting principles generally applicable to the Company and Parent, (c) any change arising or resulting from general industry, economic or capital market conditions or conditions in markets relevant to the Company or Parent, as applicable, that affects Parent or the Company, as applicable (or the markets in which Parent or the Company, as applicable, compete) in a manner not disproportionate to the manner in which such conditions affect comparable companies in the industries or markets in which Company or Parent, as applicable, compete, (d) any act or omission of the Company taken with the prior written consent of Parent or (e) the expenses reasonably incurred by the Company in entering into this Agreement and consummating the transactions contemplated by this Agreement;

(ss)                            “Merger” shall have meaning ascribed thereto in second recital to this Agreement;

(tt)                                “Merger Consideration” shall have meaning ascribed thereto in Section 2.01(c)(ii);

(uu)                          “Merger Sub” shall have meaning ascribed thereto in the preamble to this Agreement;

(vv)                          “New York Certificate of Merger” shall have meaning ascribed thereto in Section 1.03;

(ww)                      “NYBCL” shall have meaning ascribed thereto in the second recital to this Agreement;

(xx)                              “Parent” shall have meaning ascribed thereto in the preamble to this Agreement;

(yy)                          “Parent By-laws” shall have meaning ascribed thereto in Section 3.02(a);

(zz)                              “Parent Certificate” shall have meaning ascribed thereto in Section 3.02(a);

(aaa)                      “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

(bbb)                   “Parent Disclosure Letter” shall have meaning ascribed thereto in Section 3.02;

(ccc)                      “Parent Insurance Policy” shall have meaning ascribed thereto in Section 3.02(r);

(ddd)                   “Parent Leases” shall have meaning ascribed thereto in Section 3.02(k);

(eee)                      “Parent Permits” shall have meaning ascribed thereto in Section 3.02(q)(i);

(fff)                            “Parent Plans” shall have meaning ascribed thereto in Section 3.02(i);

(ggg)                   “Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent;

(hhh)                   “Parent Regulatory Authority” shall have meaning ascribed thereto in Section 3.02(q)(ii);

(iii)                               “Parent SEC Documents” shall have meaning ascribed thereto in Section 3.02(d);

(jjj)                               “Parent SEC Financial Statements” shall have meaning ascribed thereto in Section 3.02(d);

(kkk)                      “Parent Warrant” shall have meaning ascribed thereto in Section 2.03;

(lll)                               “PBGC” shall mean the Pension Benefit Guaranty Corporation;

(mmm)             “Permitted Lien” means statutory Liens securing payments not yet due and such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(nnn)                   “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

(ooo)                   “Pharmaceutical Products” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(ppp)                   “PHSA” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(qqq)                   “SCO Note” shall mean the Secured Convertible Promissory Note up to $1,500,000 principal amount, issued by the Company in favor of SCO Capital Partners LLC pursuant to a letter agreement dated as of February 1, 2005 between SCO Capital Partners LLC and the Company;

(rrr)                            “SEC” means the United States Securities and Exchange Commission;

(sss)                      “Securities Act” shall mean the Securities Act of 1933, as amended;

(ttt)                            “Shareholder Rights Plan” shall have meaning ascribed thereto in Section 3.02(b);

(uuu)                   “Special Committee” means a committee of the Parent’s board of directors, the members of which are not affiliated with Company, formed for the purpose of, evaluating the acquisition of the Company and this Agreement and the Merger.

(vvv)                   “Subsidiary” of any Person means another Person, who holds an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) or is owned directly or indirectly by such Person;

(www)             “Surviving Corporation” shall have meaning ascribed thereto in Section 1.01;

(xxx)                         “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing;

(yyy)                 “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax;

(zzz)                       “Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing;

(aaaa)              “WARN” shall have meaning ascribed thereto in Section 3.01(g)(ii).

7.04                         Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

7.05                         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The delivery of a signature page of this Agreement by one party to the other via facsimile or other electronic transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

7.06                         Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter, and the Schedules and Exhibits attached hereto) and the other agreements and instruments referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement, other than Section 4.04 (with respect to which the Indemnified Parties shall be third-party beneficiaries), is not intended to confer upon any Person other than the parties any rights or remedies.

7.07                         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of New York in any action in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.02.  Nothing in this Section 7.07, however, shall affect the right of any party to serve legal process in any other manner permitted by law.  Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any party hereto in the negotiation, administration, performance and enforcement of this Agreement.

7.08                         Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

7.09                         Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MACROCHEM CORPORATION

By:	/s/ Robert J. DeLuccia
	Name:	Robert J. DeLuccia
	Title:	President and Chief Executive Officer

VRM ACQUISITION, LLC

By:	/s/ Robert J. DeLuccia
	Name:	Robert J. DeLuccia
	Title:	Authorized Person

VIRIUM HOLDINGS, INC.

By:	/s/ James M. Pachence
	Name:	James M. Pachence
	Title:	Authorized Officer

VIRIUM PHARMACEUTICALS INC.

By:	/s/ James M. Pachence
	Name:	James M. Pachence
	Title:	President

[Signature page to Merger Agreement]